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Press Release
For immediate release
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Invesco Ltd. Announces April 30, 2012
Assets Under Management

Invesco Relations Contact:  Jordan Krugman    404-439-4605
Media Relations Contact:    Doug Kidd            404-479-2922

Atlanta, May 9, 2012 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management of $668.4 billion, a decrease of 0.7% month over month. During the month, the positive impact from foreign exchange of $2.3 billion was offset by total net outflows and market depreciation.  Total net long-term outflows were largely due to outflows of $2.6 billion in the Invesco PowerShares QQQ and a previously reported $0.9 billion active fixed income outflow from the UK. Total average assets for the quarter through April were $667.3 billion and average active assets for the quarter through April 30 were $556.3 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
April 30, 2012(a)	$668.4	$299.8	$155.5	$51.4	$74.0(b)	$87.7
March 31, 2012	$672.8	$305.2	$155.0	$50.5	$74.5	$87.6
February 29, 2012	$667.6	$300.9	$153.3	$49.7	$75.2	$88.5
January 31, 2012	$648.3	$287.6	$152.0	$47.0	$73.3	$88.4
Active (C)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
April 30, 2012(a)	$559.1	$244.2	$122.7	$51.4	$74.0(b)	$66.8
March 31, 2012	$560.2	$246.2	$122.5	$50.5	$74.5	$66.5
February 29, 2012	$558.1	$244.8	$121.5	$49.7	$75.2	$66.9
January 31, 2012	$543.6	$235.3	$120.7	$47.0	$73.3	$67.3
Passive (C)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
April 30, 2012(a)	$109.3	$55.6	$32.8	$0.0	$0.0	$20.9
March 31, 2012	$112.6	$59.0	$32.5	$0.0	$0.0	$21.1
February 29, 2012	$109.5	$56.1	$31.8	$0.0	$0.0	$21.6
January 31, 2012	$104.7	$52.3	$31.3	$0.0	$0.0	$21.1

(a) Preliminary – subject to adjustment.
(b) Preliminary - ending money market AUM includes $70.0 billion in institutional money market AUM and $4.0 billion in retail money market AUM
(c) Passive AUM includes ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM is total AUM less Passive AUM.

About Invesco Ltd.

Invesco Ltd. is a leading independent global investment management firm, dedicated to helping investors worldwide achieve their financial objectives. By delivering the combined power of our distinctive investment management capabilities, Invesco provides a wide range of investment strategies and vehicles to our retail, institutional and high net worth clients around the world. Operating in more than 20 countries, the firm is listed on the New York Stock Exchange under the symbol IVZ.  Additional information is available at www.invesco.com.

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